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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

(Print or Type Responses)     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                           Filed pursuant to Section 16(a) of the Securities
                              Exchange Act of 1934, Section 17(a) of the
                             Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940



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1.  Name and Address of Reporting Person*


       Macaluso                     Joseph                             D
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        (Last)                      (First)                        (Middle)


                               One Phoenix Drive
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                                   (Street)


    Lincoln Park,                     NJ                              07035
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                                          AWWC
                                           Access Worldwide Communications, Inc.
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3.  IRS Identification Number of Reporting Person if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                      Dec-00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                   -----------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


                     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                   Executive Vice President Sales
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                 (A)                    Month                Indirect      Owner-
                                  Code       V   Amount        or                     (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock         12/8/00        P             20,000        A        $1.00         124,000              D
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Common Stock         12/8/00        P              3,500        A        $0.87         127,500              I             Spouse
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see instruction 4(b)(v).

       ** Intentional misstatements or ommissions of facts constitute Federal
          Criminal Violations.

          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Derivative Securities
    Security                          sion or             action              tion Code              Acquired (A) or
                                      Exercise            Date                (Instr. 8)             Disposed of (D)
                                      Price of            (Month/                                    (Instr. 3, 4, and 5)
                                      Deriv-              Day/
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
N/A
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Deriv-       10. Form      11. Na-
                                 cisable and       Underlying Securities        of          ative            of De-        ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      Secur-           rivative      of In-
                                 Date                                           ative       ities            Securities    direct
                                 (Month/Day/                                    Secur-      Bene-            Bene-         Bene-
                                 Year)                                          ity         ficially         ficially      ficial
                                                                                            Owned            Owned at      Owner-
                               --------------------------------------------                 at End           (Instr. 4)    ship
                               Date     Expira-              Amount or                      of                             (Instr.
                               Exer-    tion         Title   Number of                      Month                          4)
                               cisable  Date                 Shares                         (Instr. 4)
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

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

Explanation of Responses


          -------------------------------  -----------------
          **Signature of Reporting Person        Date

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

   Note: File three copies of this Form, one of which must be manually signed.
         If space is insufficient, See Instruction 6 for procedure.

         Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays an OMB Number